Exhibit 99.1

McMoRan Exploration Co. Reports

First-Quarter 2004 Results &

Updates Gulf of Mexico Drilling &

Main Pass Energy HubTM Activities

HIGHLIGHTS

•

Pursuing active exploration activities under newly established multi-year exploration venture and expect to commence drilling on at least 10 wells in the initial year of this venture.

o

Dawson Deep prospect, at Garden Banks Block 625, encountered hydrocarbons in the initial well and the sidetrack appraisal well.  The operator is currently evaluating opportunities for its completion and development.

o

Two exploratory wells, including Minuteman at Eugene Island Blocks 212/213 and Lombardi Deep at Vermilion Block 208, commenced drilling during the first quarter.  Deep Tern Miocene exploratory well at Eugene Island Block 193 to spud in May 2004.

o

Acquired additional acreage to enhance existing drilling portfolio and actively evaluating additional acreage for potential farm-in opportunities or other drilling arrangements.  Expect to commence drilling in the second half of 2004 on Hurricane Upthrown prospect at South Marsh Island Block 217 and the newly acquired JB Mountain Deep prospect at South Marsh Island Block 224.

•

Continued development activities at JB Mountain/Mound Point  in OCS 310/Louisiana State Lease 340 area:

o

JB Mountain No. 3 development well currently drilling below 14,600 feet.

o

Mound Point Offset No. 2 development well currently drilling below 16,300 feet.

o

First quarter 2004 production from three wells currently on-line (JB Mountain No. 1, JB Mountain No. 2, and Mound Point Offset) averaged an aggregate gross rate of approximately 78 million cubic feet of natural gas equivalent per day (Mmcfe/d).

•

Submitted a license application with the U.S. Coast Guard for the Main Pass Energy HubTM (MPEHTM) to develop a liquefied natural gas (LNG) receiving terminal offshore in the Gulf of Mexico at Main Pass Block 299.

NEW ORLEANS, LA, April 22, 2004 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $13.3 million, $0.78 per share, for the first quarter of 2004 compared with net income of $18.4 million, $1.13 per share, for the first quarter of 2003, which included a gain of $22.2 million, $1.36 per share, reflecting the cumulative effect of a change in accounting principle upon adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

McMoRan’s net loss from its continuing operations totaled $11.1 million, which includes $4.3 million of start-up costs associated with the Main Pass Energy HubTM and $3.3 million of oil and gas exploration expense.  During the first quarter of 2003, McMoRan’s net loss from continuing operations totaled $2.2 million.

Summary Financial Table	First Quarter
	2004	2003
	(In thousands, except per share amounts)
Revenues	$3,591	$4,764
Operating loss	(9,078)	(2,275)
Net loss from continuing operations	(11,127)	(2,243)
Net loss from discontinued operations	(1,717)	(1,034)
Cumulative effect adjustment [a]	-	22,162
Net income (loss) applicable to common stock	(13,256)	18,432
Basic and diluted net income (loss) per share:
Continuing operations	$(0.68)	(0.17)
Discontinued operations	(0.10)	(0.06)
Cumulative effect adjustment	-	1.36
Applicable to common stock	(0.78)	1.13
Basic and diluted average shares outstanding	17,035	16,242

a.

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are excited about our opportunities to pursue our Deep Shelf exploration prospects.  Our new exploration venture allows us to meaningfully expand our activities and expose our shareholders to a series of high potential prospects. To date, we have commenced activities at three prospects outside of the ongoing drilling activities in the JB Mountain and Mound Point areas and plan to drill additional prospects throughout the year.  During the first quarter of 2004 we also          submitted our application to the U.S. Coast Guard for the development of our Main Pass Energy HubTM project, which would provide an important gateway for required LNG imports into the U.S. natural gas distribution system.”

GULF OF MEXICO EXPLORATION DRILLING ACTIVITIES

In January 2004, McMoRan announced an agreement with a new exploration partner which enables it to conduct significantly expanded exploratory drilling activities outside the JB Mountain/Mound Point area.  Under this multi-year exploration venture, a private exploration and production company has committed to spend a minimum of $200 million for its share of the venture’s exploration costs.  The private company will participate for a minimum of 40 percent of McMoRan’s interests in prospects drilled during this period.  In the initial year, McMoRan and its partner plan to participate in the drilling of at least 10 exploratory wells.  McMoRan and its partner are currently participating in the Dawson Deep prospect at Garden Banks Block 625, the Minuteman (previously referred to as Phoenix) prospect at Eugene Island Block 213 and the Lombardi Deep prospect at Vermilion Block 208, and will participate in the Deep Tern Miocene prospect at Eugene Island Block 193 that is expected to spud in May 2004.

As previously announced, the Dawson Deep No. 2 Side Track No. 1 appraisal well was drilled to a total measured depth of 27,953 feet.  The initial well encountered hydrocarbons in several sand intervals.  The appraisal well was targeted to intercept those intervals in a down dip position.  A zone indicated to be oil bearing at 22,568 feet in the original hole was intercepted in the appraisal well which is located 2,250 feet to the northeast and 600 feet low to the original hole and by wireline log analysis and tests, indicates a 120 foot single sand interval with 90 feet of true vertical depth of oil indicating a potential commercial reservoir.  The original and appraisal wells have been temporarily abandoned while well data is analyzed and integrated with newly processed seismic data that is expected in May 2004 by Kerr-McGee Oil & Gas Corporation, a wholly owned affiliate of Kerr McGee Corporation (NYSE: KMG).  Kerr McGee is evaluating opportunities to develop Dawson Deep as a subsea tieback to its adjacent and recently commissioned Gunnison spar facility, which achieved its initial production in December 2003.

The venture owns a 50 percent working interest in the well (30 percent working interest; 24 percent net revenue net to McMoRan).  Kerr-McGee operates Dawson Deep with a 25 percent working interest, Nexen Inc. (NYSE: NXY) owns a 15 percent working interest and CalDive International (NASDAQ: CDIS) has the remaining 10 percent working interest. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas in over 2,900 feet of water.

The Minuteman No. 1 exploratory well commenced drilling on March 22, 2004 and is currently drilling below 13,700 feet, has a proposed total depth of 22,000 feet.  The venture has a 66.7 percent working interest (33.3 percent working interest; 24.3 percent net revenue interest net to McMoRan) in the prospect.  Spinnaker Exploration Company operates Minuteman with a 33.3 percent working interest.  McMoRan controls approximately 9,600 acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

The Lombardi Deep No. 1 exploratory well commenced drilling on March 25, 2004 and is currently drilling below 11,300 feet towards a proposed total depth of 19,500 feet.  The venture has a 100 percent working interest in the well, 50.0 percent working interest and 39.5 percent net revenue interest net to McMoRan.   McMoRan is the operator of the Lombardi Deep prospect, which is located approximately 50 miles offshore Louisiana in 115 feet of water.  McMoRan controls 10,000 acres in the area and was high bidder on the 5,000-acre Vermilion Block 216 at the recent Central Gulf of Mexico Sale No. 190.

The Eugene Island Block 193 No. C-2 (Deep Tern Miocene) well is expected to commence drilling in May 2004 and has a proposed total depth of 20,350 feet.  The venture will have a 97.2 percent working interest (58.3 percent working interest net to McMoRan) in the deep objectives of the prospect.  ChevronTexaco will pay and participate for a 43.7 percent working interest to test the Basal Pliocene section in the well.  McMoRan will operate the Deep Tern Miocene well, which is located approximately 50 miles offshore Louisiana in 90 feet of water.  McMoRan controls 10,000 acres in the area and was high bidder on the adjacent 5,000-acre Eugene Island Block 207 at the recent Central Gulf of Mexico Sale No. 190.

McMoRan continues to identify prospects to be drilled on its lease acreage position which currently consists of approximately 200,000 gross acres.  McMoRan is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements and recently has augmented its prospect portfolio.  Plans are being made to spud exploratory wells at the Hurricane Upthrown prospect at South Marsh Island Block 217, and the recently acquired JB Mountain Deep prospect at South Marsh Island Block 224 (east and adjacent to the original JB Mountain discovery at South Marsh Island Block 223).  Other exploratory wells may be drilled as prospects are developed and ownership arrangements are negotiated.

OCS LEASE SALE No. 190

McMoRan was the high bidder at the March 2004 OCS Central Gulf of Mexico Lease Sale No. 190 on two leases comprising 10,000 acres on the continental shelf for a total of $0.5 million.  The leases, which are both adjacent to blocks currently controlled by McMoRan, are Eugene Island Block 207 and Vermilion Block 216.  Vermilion Block 216 is south of McMoRan’s Lombardi Deep prospect at Vermilion Block 207.  Eugene Island Block 207 is southwest of McMoRan’s Deep Tern Miocene prospect at Eugene Island Block 193 and north of and adjacent to Eugene Island Block 216, which McMoRan acquired at an earlier lease sale.

JB MOUNTAIN/MOUND POINT AREA DEVELOPMENT ACTIVITES

McMoRan is a participant in an exploration program which includes the JB Mountain and Mound Point Offset discoveries.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

Currently, two development wells are drilling at the JB Mountain and Mound Point properties and McMoRan expects continued aggressive development activities on these projects.  The Louisiana State Lease 340 well (Mound Point Offset No. 2) commenced drilling on January 30, 2004.  The well is currently drilling below 16,300 feet toward a total depth of 18,500 feet.  The Mound Point Offset No. 2 well is located approximately 7,000 feet south-southeast from the Mound Point Offset discovery well, which was drilled to a total depth of 19,000 feet.

The South Marsh Island Block 223 No. 221 (JB Mountain No. 3) well commenced drilling on December 15, 2003.  As previously reported the well encountered mechanical difficulties and was sidetracked.  The operator was successful in sidetracking the well, which is currently drilling below 14,600 feet proceeding toward a proposed total depth of 21,000 feet.  The JB Mountain No. 3 is located approximately one mile south of the JB Mountain No. 1 discovery well.

Gross production from the three producing wells in the JB Mountain/Mound Point area averaged 78 Mmcfe/d in the first quarter of 2004. The wells were shut-in late in the quarter for construction activities and were brought back on-line in April.  The operator is currently addressing mechanical issues on the wells to restore production levels, which are currently producing at a gross rate of approximately 50 Mmcfe/day.  Enhancements to the production facilities, which would increase the production capacity of the facility jointly handling the JB Mountain and Mound Point wells, are expected to be installed during the third quarter of 2004.

REVERSIONARY INTEREST STATUS

In February 2002, McMoRan sold three oil and gas properties for $60.0 million and retained a reversionary interest in the three properties equal to 75 percent of the transferred interests following payout of $60 million plus a specified annual rate of return.  The properties sold were Vermilion Block 196 (Lombardi), Main Pass Blocks 86/97 (Shiner), and 80 percent of our interests in Ship Shoal Block 296 (Raptor). There are three wells currently producing on these properties at an average rate approximating 12 Mmcfe/d, net to the third party's interests.  Two additional wells located at the Shiner prospect are expected to commence production during 2004. At March 31, 2004, the remaining amount of net proceeds required to reach payout approximated $26 million, a reduction of approximately $9 million from the December 31, 2003 balance.  Based on the estimated future production from these properties and current natural gas and oil price projections, McMoRan believes that payout for these properties could occur by early 2005.  The actual timing of the reversion will depend upon many factors including oil and gas prices, production rates, operating costs and capital expenditures from the properties and timing of the commencement of production from the Shiner wells.

MAIN PASS ENERGY HUBTM UPDATE

On February 27, 2004, McMoRan’s wholly owned subsidiary Freeport-McMoRan Energy LLC submitted its license application, which is pending acceptance by the U. S. Coast Guard (USCG), to develop a LNG receiving terminal located at its Main Pass Energy HubTM, offshore in the Gulf of Mexico 37 miles east of Venice, Louisiana.  The proposed terminal would be capable of receiving and conditioning 1 Billion cubic feet (Bcf) per day of LNG and is being designed to accommodate potential future expansions. The capital cost for the terminal facilities is estimated at $440 million and McMoRan is also planning additional investments to develop significant cavern storage for natural gas and pipeline interconnects to the U.S. pipeline distribution system.  This would allow significant storage capacity of natural gas using the massive 2-mile diameter salt dome located at the site and would provide suppliers with access to premium natural gas markets in the U.S.  Current plans for the MPEHTM include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of 2.5 Bcf per day.

The application has been filed under the U.S. Deepwater Port Act, which was amended in 2002 to include deepwater gas ports such as MPEHTM.  The license process is under the administration of the USCG and MARAD (Maritime Administration).  McMoRan is currently in the process of developing its responses to comments on the application and anticipates its application will be accepted as complete by the USCG and MARAD during the second quarter of 2004.  Acceptance of the application as complete by the USCG and MARAD will be followed by a 330 day review period for final determination of issuance of the license.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan will utilize the substantial existing platforms and infrastructure as a site for the LNG vaporization and surface storage facilities, providing significant construction timing advantages and cost savings.  The facilities could be operational by late-2007, which would make MPEHTM one of the first U.S. offshore LNG facilities.  Safety and security aspects of the facility are enhanced by its offshore location.

McMoRan is engaged in active discussions with potential LNG suppliers and natural gas consumers regarding commercial arrangements for the facilities. There is significant interest in the project and McMoRan is advancing these discussions in parallel with the permitting process.

REVENUES/PRODUCTION

McMoRan’s first-quarter 2004 revenues totaled $3.6 million, compared to $4.8 million during the first quarter of 2003.  McMoRan’s first-quarter 2004 production averaged approximately 7 Mmcfe/d.   McMoRan’s first-quarter 2004 production rates were adversely affected by the cessation of production from the Vermilion Block 160 BJ well during the quarter and the deferral of certain remediation work at the Eugene Island Block 97 field, which is now anticipated to occur in the second quarter of 2004.  McMoRan expects its average net production rate to approximate 5 Mmcfe/d in the second quarter of 2004 and 6 Mmcfe/d for the remainder of 2004.  During the first quarter of 2004, McMoRan’s sales volumes totaled 0.4 Bcf of gas and 25,600 barrels of oil and condensate compared to 0.6 Bcf of gas and 18,300 barrels of oil and condensate in the first quarter of 2003.   McMoRan’s first-quarter comparable average realizations for gas were $5.93 per thousand cubic feet (Mcf) in 2004 and $6.55 per Mcf in 2003; for oil and condensate McMoRan received an average of $35.10 per barrel in 2004 compared to $34.68 per barrel in 2003.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES

At March 31, 2004, McMoRan had unrestricted cash and cash equivalents of $89.8 million.  McMoRan’s share of its near-term drilling costs is estimated to approximate $40-$50 million.  McMoRan’s capital budget may increase depending on results of additional drilling or farm-in opportunities under review.  In addition, McMoRan plans to spend $6 million over the balance of the year to advance permitting and commercialization of MPEHTM.  McMoRan is considering additional financing opportunities to continue the aggressive pursuit of its business plan.

DISCONTINUED SULPHUR OPERATIONS

McMoRan’s discontinued operations resulted in a net loss of $1.7 million during the first quarter of 2004, primarily reflecting retiree-related costs associated with former sulphur employees, legal expenses, and certain caretaking costs for the closed sulphur facilities.  McMoRan’s discontinued operations resulted in a net loss of $1.0 million in the first quarter of 2003.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan and MPEHTM is available on our internet websites “www.mcmoran.com” and “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the first-quarter 2004 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, May 14, 2004.

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cMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$3,591	$4,764
Costs and expenses:
Production and delivery costs	1,526	1,611
Depletion, depreciation and amortization	1,376	1,802
Exploration expenses	3,326 [a]	1,795
General and administrative expenses	2,158	1,831
Start-up costs for Main Pass Energy Hub™ [b]	4,283	-
Total costs and expenses	12,669	7,039
Operating loss	(9,078)	(2,275)
Interest expense	(2,232)	(2)
Other income, net	183	35
Provision for income taxes	-	(1)
Loss from continuing operations	(11,127)	(2,243)
Loss from discontinued operations	(1,717)	(1,034)
Net loss before cumulative effect of change in accounting principle	(12,844)	(3,277)
Cumulative effect of change in accounting principle	-	22,162 [c]
Net income (loss)	(12,844)	18,885
Preferred dividends and amortization of convertible preferred stock issuance costs	(412)	(453)
Net income (loss) applicable to common stock	$(13,256)	$18,432

Basic and Diluted net income (loss) per share of common stock:
Continuing operations	$ (0.68)	$ (0.17)
Discontinued operations	(0.10)	(0.06)
Before cumulative effect of change in accounting principle	(0.78)	(0.23)
Cumulative effect of change in accounting principle	-	1.36
Net income (loss) per share of common stock	$ (0.78)	$ 1.13

Basic and diluted average shares outstanding	17,035	16,242

a.

Includes approximately $0.7 million of costs associated with the non-productive Hurricane exploratory well at South Marsh Block 217 as well as additional costs associated with increased exploration activities following the announcement of the new exploration joint venture in January 2004.

b.

Represents costs associated with the advancement of the licensing process and the pursuit of commercial arrangements and financing for the Main Pass Energy Hub™ project.

c.

Reflects adoption of Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

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McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Sales volumes:
Gas (thousand cubic feet, or Mcf)	408,500	579,800
Oil (barrels)	25,600	14,100
Plant products (equivalent barrels) [a]	6,700	6,100
Average realizations:
Gas (per Mcf)	$ 5.93	$ 6.55
Oil (per barrel)	35.10	34.68

a.

Results include approximately $0.2 million and $0.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2004 and 2003, respectively.

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McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$89,825		$100,938
Restricted cash from discontinued operations	966		961
Restricted investments [a]	7,800		7,800
Accounts receivable	5,313		6,306
Prepaid expenses	736		1,053
Current assets from discontinued operations, excluding cash	812		417
Total current assets	105,452		117,475
Property, plant and equipment, net	32,796		26,185
Discontinued sulphur business assets	312		312
Restricted investments and cash [a]	15,058		18,974
Other assets	6,097		6,334
Total assets	$159,715		$169,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$16,476		$5,345
Accrued liabilities	13,244		12,894
Accrued interest	1,950		3,900
Current portion of accrued oil and gas reclamation costs	-		238
Current portion of accrued sulphur reclamation cost	2,550		2,550
Current liabilities from discontinued operations	3,708		9,405
Total current liabilities	37,928		34,332
6% Convertible senior notes [a]	130,000		130,000
Accrued sulphur reclamation costs	11,668		11,451
Accrued oil and gas reclamation costs	7,199		7,035
Contractual postretirement obligation	22,142		22,034
Other long-term liabilities	17,561		18,435
Mandatorily redeemable convertible preferred stock	29,493	[b]	30,586
Stockholders' deficit	(96,276)		(84,593)
Total liabilities and stockholders' deficit	$159,715		$169,280

a.

Includes amounts associated with issuance of $130 million of 6% convertible senior notes in July 2003.  Restricted investments include $19.4 million of U.S. Treasury Notes, including $7.8 million classified as current, to be used to pay the next five semi-annual interest payments.  The first interest payment was made on January 2, 2004 using $3.9 million of the restricted investments.   Other assets reflects senior note issuance costs of $7.0 million, net of amortization of $1.0 million.

b.

Amount reflects the issuance of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.2 million shares subsequently converted into common stock.

III

 McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(12,844)	$18,885
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	1,717	1,034
Depreciation and amortization	1,376	1,802
Exploration drilling and related expenditures	733	986
Cumulative effect of change in accounting principle	-	(22,162)
Compensation expense associated with stock-based awards	240	-
Reclamation and mine shutdown expenditures	(45)	-
Amortization of deferred financing costs	352	-
Other	(34)	(92)
(Increase) decrease in working capital:
Accounts receivable	(5)	4,945
Accounts payable and accrued liabilities	6,124	(5,104)
Prepaid expenses and inventories	317	131
Net cash (used in) provided by continuing operations	(2,069)	425
Net cash used in discontinued operations	(1,865)	(3,362)
Net cash used in operating activities	(3,934)	(2,937)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(4,632)	(1,328)
Proceeds from restricted investments	3,900 [a]	-
Increase in restricted investments	(56)	-
Net cash used in continuing operations	(788)	(1,328)
Net cash used in discontinued operations	(6,285)[b]	-
Net cash used in investing activities	(7,073)	(1,328)

Cash flow from financing activities:
Dividends paid on convertible preferred stock	(383)	(425)
Proceeds from exercise of stock options and other	282	127
Net cash used in continuing operations	(101)	(298)
Net cash from discontinued operations	-	-
Net cash used in financing activities	(101)	(298)
Net decrease in cash and cash equivalents	(11,108)	(4,563)
Net increase in restricted cash of discontinued operations	(5)	(5)
Net decrease in unrestricted cash and cash equivalents	(11,113)	(4,568)
Cash and cash equivalents at beginning of year	100,938	14,282
Cash and cash equivalents at end of period	$89,825	$9,714

a.

On January 2, 2004, McMoRan made the initial interest payment associated with its 6% Convertible Senior Notes using a portion of its U.S. Treasury Notes proceeds that are held in escrow.

b.

Amount reflects $7.0 million payment to repurchase the remaining sulphur railcars through the termination of their existing lease.  Amount is net of proceeds from the sale of the railcars, which totaled $0.7 million in the first quarter of 2004.  McMoRan expects to receive the remaining $0.4 million of sales proceeds in April 2004.

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